Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on September 30, 2010 between Aon Corporation, a Delaware corporation (the “Company”), and Kristi Savacool (the “Executive”).

WHEREAS, contingent and effective upon the closing of the merger of Hewitt Associates with Aon Corporation (the closing date being the “Effective Date” hereof), the Company desires to employ the Executive, and the Executive desires to serve and to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.                                      Employment Term; Title; Responsibilities; Outside Activities.

(a)                                  Employment Term; Title.  The Company, through its subsidiary, Aon Hewitt, or such other name as the subsidiary may have from time to time (“Aon Hewitt”), will employ the Executive as its Chief Executive Officer, Benefits Administration, or in a comparable senior executive capacity as determined  by the Chairman and Chief Executive Officer of Aon Hewitt (the “CEO”), for a term (the “Term of Employment”) beginning on the Effective Date and ending on the fifth anniversary thereof, unless renewed pursuant to Section 3 hereof, or terminated during the Term of Employment as fully set forth in Section 3.

(b)                                 Responsibilities.  The Executive will report to the CEO, but it will not be a breach of this Agreement if the CEO changes the Executive’s reporting structure so long as the Executive continues in a line role and is not more than two reporting levels below the Chief Executive Officer of Aon Corporation. The Executive will have the authority and responsibility consistent with the position in which she will serve.  The Executive will also perform such other duties (not inconsistent with the Executive’s title) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the CEO.

(c)                                  Outside Activities.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the CEO, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Company, is adequate under the circumstances.

2.                                      Compensation during Term of Employment.

(a)                                  Base Salary.  During the Term of Employment, the Company will pay to the Executive a base salary at the rate of $600,000 per year (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy.  Such Base Salary will be reviewed annually on the Company’s regular executive salary review schedule, and will be subject to increase (but not decrease) at the discretion of the CEO and the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which increased amount will be thereafter the Executive’s “Base Salary” for all purposes hereunder.

(b)                                         Annual Incentive Compensation.  The Executive will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time.  Under the terms of the current program, the Executive’s target bonus will be 100% of the Executive’s Base Salary in effect at the end of such year and the maximum bonus will be 300% of the Executive’s Base Salary; provided, however, that for the period beginning on the Effective Date and extending through calendar year 2011 only, the Executive’s target bonus shall be $750,000 and her actual bonus amount shall not be less than $750,000. The Executive acknowledges and agrees that the annual incentive compensation awards earned hereunder will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and restricted stock units of Aon Corporation common stock (“RSUs”), if applicable.

(c)                                          Long-Term Incentive Compensation.  The Executive will be eligible to participate in the long-term incentive compensation programs for the Company’s senior executives in accordance with the provisions of such programs, as amended from time to time. Notwithstanding the foregoing, the Executive will be eligible to receive the following specific long-term incentive compensation awards:

(i)                                     Award Pursuant to Leadership Performance Program.  Subject to the approval of the Organization and Compensation Committee of the Company’s board of directors (the “Compensation Committee”), which approval shall be sought in or around March 2011, the Executive will receive an equity-based award pursuant to the Company’s Leadership Performance Program, a sub-plan of the Aon Stock Incentive Plan, or any successor plan.  It is intended that such award will be granted for a three-year performance period beginning January 1, 2011 and ending December 31, 2013, and will be governed by the terms and conditions of such program, which will include pro-rata vesting upon termination of employment by the Company for any reason other than cause; provided, however, that (i) in the case of the Executive’s award under this program the award will also vest pro-rata upon the Executive’s voluntary termination of employment prior to the third anniversary of the Effective Date hereof and (ii) the restrictive covenants set forth herein shall apply to such award.  Any discrepancies between the prior sentence of this Section 2(c)(i) and the award agreement shall be resolved in favor of the terms of the prior sentence in this Section 2(c)(i). The Company will propose an award having a grant date target value of $1 million.  Subject to the approval of the Compensation Committee in the first quarter of 2012, management will propose a similar equity-based award having a grant date target value of $1 million under the Company’s Leadership Performance Program, or any successor plan. The Executive will be eligible to receive awards under the program or successor program(s) for future performance periods in accordance with the terms and conditions generally applicable to similarly-situated executives.

(ii)                                  Award Pursuant to Aon Hewitt Performance Program.  Subject to the approval of the Compensation Committee, which approval shall be sought in or around March 2011, the Executive will receive an equity-based award pursuant to a performance program to be established for Aon Hewitt as a sub-plan of the Aon Stock Incentive Plan, or any successor plan.  It is intended that such award will be granted for a three-year performance period beginning January 1, 2011 and ending December 31, 2013, and will be governed by the terms and conditions of such program, which will include pro-rata vesting upon termination of employment by the Company for any reason other than cause; provided, however, that in the case of the Executive’s award under this program the award will also vest pro-rata upon the Executive’s voluntary termination of employment prior to the third anniversary of the Effective Date hereof.  The Company will propose an award having a grant date target value of $1 million.

(iii)                             Company’s Duty to Cure.  In the event that the equity-based awards that the Company proposes pursuant to items (i) and (ii) of this Section 2(c) are not approved and granted on or before the end of March of 2011 or 2012, as applicable, then by June 30 of the year in which such awards are not approved, the Company shall provide the Executive with cash payments in lieu thereof as described in this item.  On each date that was contemplated to be a vesting date of any such award, the Company will pay the Executive an amount equal to the sum of (A) the closing price of Aon common stock on the intended vesting date for such award as reported by the New York Stock Exchange, multiplied by (B) the number of RSUs or PSUs or other equity-based award that the Company failed to grant that would have vested on the intended vesting date.

(d)                                         Transition Stock.  As of the Effective Date, the Executive will be granted a fully vested restricted stock unit award of shares of common stock of the Company (“Transition RSUs”) pursuant to the 2001 Aon Stock Incentive Plan, as amended from time to time (the

“Stock Plan”).  The Transition RSUs will have an aggregate grant date value of one million eight hundred thousand dollars ($1,800,000) and will be subject to such terms and conditions and in such form as the restricted stock unit award agreement attached hereto as Appendix A.  The Transition RSUs (and any dividend equivalents credited with respect to the Transition RSUs) shall not be subject to any forfeiture or “clawback” provision.  Any discrepancies between the prior sentence of this Section 2(d), the restricted stock unit award agreement and the Stock Plan shall be resolved in favor of the terms of the prior sentence of this Section 2(d).

(e)                                          Change in Control Protection.  As soon as practicable following the Effective Date, the Compensation Committee will recommend to the full board of directors that participation in the Company’s Executive Special Severance Plan be extended to the Executive on the same terms and conditions as such protection is provided to similarly-situated executives.

(f)                                            Employee Benefits.  During the course of employment, the Executive will be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company.  Nothing in this Agreement will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for executives of the Company and nothing in this Agreement will restrict the right of the Company to amend, modify or terminate such programs.  In addition, the Company shall provide Executive with a one-time allowance of twenty thousand dollars ($20,000) for professional services relating to her employment will be payable upon submission of any invoices for such services.  The Company shall also provide Executive with continued participation in the United Airlines Global Services Program for as long as the Company maintains that program at its current participation level.

(g)                                         Vacation Time.  The Executive will be entitled to paid vacation time in accordance with usual Company policies and procedures. The Company will not pay the Executive any additional compensation for any vacation time not used by the Executive except as required by law, provided, however, that the Company shall pay Executive for all accrued and unused paid time off (PTO) accumulated with Hewitt Associates or it successor as of the end of calendar year 2010.  Payment for Executive’s PTO shall be made at the same time and in the same form as the Company pays PTO to all employees with PTO accumulated as an employee of Hewitt Associates.

(h)                                         Expense Reimbursement.  In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse the Executive for all proper expenses incurred by the Executive in the performance of her duties hereunder.

3.                                              Renewal; Termination.

(a)                                          Renewal.  This Agreement may be renewed upon (i) the issuance by the Company of a notice of renewal (“Notice of Renewal”) to the Executive at least six (6) months prior to the end date of the Term of Employment or any renewal period thereof and (ii) the written acceptance of the Notice of Renewal by the Executive within (60) days thereafter.  If the Company does not issue a notice of renewal, then, unless the parties have otherwise agreed in writing to continue Executive’s employment at the expiration of the Term of Employment or any renewal period thereof, the nonrenewal shall be a termination of the Agreement and Executive’s employment without cause under Section 3(b)(ii) below.

(b)                         Termination.

(i)                             Death or Disability.  This Agreement will be terminated immediately upon the death or total disability of the Executive (as defined under the Aon Long Term Disability Plan or such other Company-sponsored disability plan that applies to the Executive) or in the event that the Executive becomes otherwise disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities for one hundred eighty (180) consecutive calendar days; provided, however, in addition to the other amounts expressly provided herein, (A) in the event of the Executive’s death during the Term of Employment the Company will pay to the Executive’s estate an amount equal to the Base Salary for the remainder of the Term of Employment in accordance with the Company’s normal payroll schedule, reduced by the amount of any benefit paid under any individual or group life insurance policy maintained by the Company for the benefit of the Executive, and (B) in the event of the Executive’s total disability (i) an amount equal to the Base Salary will be paid for the remainder of the Term of Employment in accordance with the Company’s normal payroll schedule, reduced by the amount of any benefit payable under any disability insurance policy maintained by the Company for the benefit of the Executive, plus (ii) a pro rata bonus for the year in which such termination of employment occurs equal to the total value of the bonus (i.e. cash portion plus RSU portion) paid to the Executive for the year prior to the year of termination multiplied by the ratio of the number of days the Executive was employed during the year of termination divided by 365.

(ii)                      Without Cause or for Good Reason.   This Agreement may be terminated by the Company without cause on no less than three hundred sixty-five (365) days advance notice by the Company, or by the Executive without cause on no less than forty-five (45) days, but no more than 365 days, advance notice to the Company, or by the Executive for Good Reason.  The notice from either party will specify the effective date of the Executive’s employment termination (the “Termination Date”).  If terminated without cause by the Company or for Good Reason by the Executive, the Company will pay a lump sum cash payment to the Executive equal to all accrued but unpaid Base Salary and benefits as of the date such notice of termination is delivered (the “Notice Date”), plus a pro rata bonus for the year in which such termination of employment occurs equal to the total value of the bonus (i.e. cash portion plus RSU portion) paid to the Executive for the year prior to the year of termination multiplied by the ratio of the number of days the Executive was employed during the year of termination divided by 365.. This payment will be made as soon as possible, but no later than 30 days following the Notice Date.  In addition, if this Agreement is terminated without cause by the Company or for Good Reason by the Executive, so long as the Executive continues to abide by the provisions of Sections 4(b), 4(c) and 6 herein, the Company will continue to pay to the Executive an amount equal to the Base Salary as and when it would be paid to its executives generally through the Termination Date.  On the Termination Date, the Company will provide the Executive with a lump sum cash payment equal to the Executive’s annual Base Salary as of the Notice Date.  Furthermore, all RSUs shall fully vest upon termination of employment under this section, if not already vested, and all other equity-based awards (or cash equivalents, as applicable) vested as of the Notice Date shall remain vested until paid and, if such awards have not fully vested as of the Notice Date, an additional 12 months of vesting (or such shorter period if the Notice Period is less than 12 months or a shorter period is needed to fully vest the awards) shall apply.

As used herein, “Good Reason” will mean any of the following which remains uncured by the Company for twenty (20) days after the Notice Date: (a) a substantial adverse alteration in the then-current responsibilities or reporting structure of the Executive; (b) any material breach of this Agreement by the Company, including any purported termination of the Executive’s employment which breaches this Agreement; or (c) a change by the Company in the location at which the Executive is required to perform her principal duties hereunder to offices that are not located in the Chicago greater metropolitan area. For the avoidance of doubt, the parties hereto agree that Hewitt’s Lincolnshire, Illinois offices are within the Chicago greater metropolitan area.

Notwithstanding anything to the contrary in this Section 3(b)(ii), the Company may require the Executive to leave Company premises immediately on the Notice Date. Such a requirement will not relieve the Company of its obligations herein, including its obligation to continue Base Salary and benefits through the Termination Date and making payment or providing benefits thereafter.

In the event the Executive terminates this Agreement without cause or Good Reason, the Company will be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination, the pro-rata vesting of the equity awards or the cash equivalent described in Sections 2(c), and the settlement of those awards and any other equity-based awards, including RSUs, in accordance with the terms of those awards.

(iii)                       For Cause.  The Company may at any time during the initial Term of Employment and during any renewals thereof, terminate this Agreement for

“cause”, effective immediately by written notice of termination given to the Executive setting forth the basis for such termination.  For the purposes of this Agreement, “cause” will mean the Executive has knowingly and willfully engaged in any of the following:  (A) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Executive; (C) material violation of the Company’s written  policies and procedures including, but not limited to, the Aon Code of Business Conduct and the Aon Code of Ethics; (D) material non-compliance with the terms of this Agreement, including but not limited to Sections 4 and 6;  or (E) admission or conviction of, or a plea of nolo contendere, to a felony or any crime involving moral turpitude or misrepresentation.

In the event of a termination for “cause,” the Company will only be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination the pro-rata vesting of the equity awards or the cash equivalent described in Section 2(c), and the settlement of those awards and any other equity-based awards, including RSUs, in accordance with the terms of those awards.

(iv)                      As of the effective date of termination, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer or director of the Company and its subsidiaries and affiliates.

(v)                         Upon the effective date of termination, or other expiration of this Agreement, the obligations of the parties under this Agreement, other than the Executive’s obligations under Sections 3(c), 4, 5, 6, and 8(e), will cease; provided further that any other provision which contemplates performance or observance by either or both parties subsequent to any termination of this Agreement will survive any termination of this Agreement and continue in full force and effect.

(vi)                      Any agreement herein by the Company to continue to pay Base Salary or any other benefits after the termination of employment will be reduced by any benefits provided by the Aon Severance Plan, provided such reduction does not subject the Executive to additional tax under Code Section 409A, as defined below.

(vii)                   For purposes of this Agreement, the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

(c)                          The Executive agrees that the Company may advise any prospective new employer of the Executive in the insurance brokerage, reinsurance brokerage, employee benefits, or human resources outsourcing businesses of the existence and terms of this Agreement and furnish the prospective new employer with a copy of this Agreement.

4.                                              Noncompetition; Nonsolicitation.

(a)                                          General.  The Executive acknowledges that in the course of her employment with the Company, and any predecessor company or affiliated company, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)                                 Noncompetition.

(i)                                     The Executive agrees that during the Term of Employment and for a period of two years beginning on the date of the Executive’s disability termination in accordance with Section 3(b)(i) or the date on which a notice of termination is provided in accordance with Section 3(b)(ii) or (iii) (the “Noncompetition Period”) the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, (x) engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of insurance brokerage, reinsurance brokerage, employee benefits brokerage or benefits and human resources consulting and administration (the “Specified Businesses”) provided that such Specified Business represents, or is reasonably expected to represent, the greater of $400 million dollars or at least 55% of the business’ annual gross revenue, respectively, in the fiscal year prior to the Executive becoming affiliated with such entity or in the fiscal year of such affiliation (the “Limits”) or (y) provide services to (A) a Listed Major Competitor (as defined below) ,or a successor in interest to all or substantially all of the assets of a Listed Major Competitor, within a business unit or division that engages in a Specified Business or would be a Specified Business if the definition of “Specified Business” included human resources business process outsourcing services or (B) any business (or an entity owning such business) which is spun-off or otherwise disposed of by a Listed Major Competitor if (I) such spun-off or otherwise disposed business is a Specified Business or would be a Specified Business if the definition of “Specified Business” included human resources business process outsourcing services and (II) the Limits are satisfied, with the Limits being  calculated based only on the spun-off or otherwise disposed business.  Service to a business unit or division of a Major Listed Competitor that is not a business unit or division described in (A) above shall not be a violation of this Section 4(b).  This restriction will apply in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(ii)                                  Without limiting the generality of the foregoing prohibition, the following businesses are the “Listed Major Competitors”: Marsh & McLennan Companies, Inc.; Willis Group Holdings Limited; Towers Watson & Co.; the Hay Group; Xerox Corporation; Fidelity Investments; Accenture plc; International Business Machines Corporation; and any entity that satisfies the criteria in the following sentence.  A Listed Major Competitor shall also include any entity that is involved in human resources business process outsourcing services (x) in which more than 50% of the voting power to elect directors is owned by private equity funds, directly or indirectly, and (y) that has indicated (by words or actions) that its intent is to become a significant competitor to the Company with respect to human resources business process outsourcing services generally.

(iii)                               For purposes of this Section 4(b), (x) “benefits and human resources administration” means providing recordkeeping services to and for retirement plans and health and other welfare benefit plans; (y) “benefits and human resources consulting” means providing consulting or actuarial services to clients in their capacity as employers and/or sponsors of retirement plans and health and other welfare plans but shall not include management consulting services; and (z) neither payroll services nor outsourcing services (other than the aforesaid recordkeeping or consulting to employers and/or sponsors as to selection of vendors) shall be within the meaning of “benefits and human resources consulting and administration.”

(iv)                              Furthermore, in calculating the Limits, any entity’s revenues from sub-segments of a segment of a business that competes with sub-segments of a segment of the Company that represents less than 10% of the revenues of Aon Hewitt in the fiscal year prior to the termination of the Executive’s employment with the Company (consolidating such revenues of the prior entities for determinations made prior to January 1, 2012) shall not be considered as revenues of the Specified Businesses.

(c)                                  Nonsolicitation.  The Executive further agrees that during the Noncompetition Period the Executive will not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his employment with the Company for any purpose whatsoever.

(d)                                         Exceptions.  Nothing in this Section 4 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)                                          Reformation.  If, at any time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement will not authorize a court to increase or broaden any of the restrictions in this Section 4.

(f)                                            Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof will be made and provided in consideration of the Executive’s agreements contained in Section 4 hereof.  In the event that the Company determines that the Executive has committed a material breach of any provision of Section 4 hereof, on written notice to the Executive setting forth the basis for such determination, the Company will be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company will have no further liability to the Executive under this Agreement; provided, however, that if a court of law determines that no such material breach occurred, the Company will be obligated to make such payments in a timely manner.

5.                                              Company’s Right to Injunctive Relief.

The Executive acknowledges that a breach of Section 4 and 6 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for a breach of this Agreement by the Executive.

6.                                              Trade Secrets and Confidential Information; Inventions.

(a)                                          Trade Secrets and Confidential Information.  The Executive acknowledges that the Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of the business of the Company requires that this information remain proprietary to the Company.

The Executive will not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Executive becomes aware by reason of being employed by the Company or to which the Executive gains access during her employment by the Company and which has not been publicly disclosed (other than by the Executive in breach of this provision).  Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access.  All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of the Company or any of its affiliates, including Aon Hewitt, will be and remain the sole property of the Company during and after the end of employment.

Upon termination of employment, the Executive will promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive’s possession or control.

(b)           Inventions.  The Executive hereby assigns to the Company her entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Term of Employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates, parent companies, or subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure will be made in writing promptly following any such request. The Executive will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.

7.               Directors & Officers Insurance.  The Company will maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director.  In addition, the Company shall to the maximum extent  permitted by law and its Articles of Incorporation hold harmless, indemnify and defend Executive and advance defense expenses to the Executive.

8.               Mergers and Consolidations; Assignability.

The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns so long as any assignee, successor or transferee of the Company has provided an express written and unconditional assumption of the Company’s obligations under this Agreement.  This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the benefit of the Executive’s legal representatives to the extent required to effectuate its terms.

9.               Miscellaneous.

(a)              Integration; Amendment; Counterparts.  Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement; provided that (i) this Agreement does not supersede Executive’s outstanding stock option awards and (ii) this Agreement supersedes the 2009 Change-In-Control Executive Severance Plan, as amended April 29, 2010, and any and all prior change-in-control understandings, oral or written, between Hewitt and the Executive with respect to the Executive’s eligibility and participation under such plan(s) in their entirety.

This Agreement may not be amended, altered or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement.

This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

(b)              Waiver.  Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

(c)              Captions.  The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect.  If any caption is inconsistent with any provision of this Agreement, such provision will govern.

(d)              Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.

(e)           Agreement To Be Available In Future Proceedings.  During the period of employment, and after employment termination (and subject to the Executive’s then-current employment obligations), the Executive agrees, subject to the advice of legal counsel, to voluntarily make herself available to the Company and its legal counsel, at the Company’s request, without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter.  Subject to the advice of legal counsel, the Executive agrees to provide any information reasonably within the Executive’s recollection.  Payment or reimbursement of the Executive’s expenses will be made promptly and in no event later than sixty days after Executive submits proof of expense to the Company, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount of such expenses eligible for payment or reimbursement, or in-

kind benefits to be provided, in any other year.  If Executive is required to devote more than one business day per quarter to fulfilling her obligations under this provision, then the Company shall pay her a per diem fee for any partial or full days in excess of one day per quarter spent providing services under this provision, at a per diem rate based the annual rate of compensation in effect for Executive at the time Executive’s employment terminated.  Any right to expense reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

(f)               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable for any reason, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)              Notice.  All notices given hereunder will be in writing and will be sent by registered or certified mail or delivered by hand and, if intended for the Company, will be addressed to it or delivered to it at its principal office for the attention of the Secretary of the Company.  If intended for the Executive, notices will be delivered personally or will be addressed (if sent by mail) to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company.  All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

(h)              Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(i)               Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid.  Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment or are fully vested but not yet settled, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period.  For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment.  In addition, the disability benefits and severance payments will be treated as a series of separate payments.

Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Provided that the Company administers this Agreement in a manner consistent with the terms of this Agreement, neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.

The provisions of this Agreement will be construed in a manner in favor of complying with any applicable requirements of Code Section 409A to avoid taxation under Code Section 409A.  If any compensation or benefits provided by this Agreement result in the application of Code Section 409A, the Company will modify this Agreement in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without material diminution in the value of the payments or benefits to the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Jeremy G.O. Farmer

Its: Senior Vice President

I have read the above Agreement and understand and agree to be bound by its terms.

/s/ Kristi A. Savacool
Kristi Savacool